  Exhibit 4.2

EXECUTION COPY

DATED THIS 15th DAY OF AUGUST 2012

Between

CHINA STEM CELLS (SOUTH) COMPANY LIMITED

and

Cordlife (Hong Kong) Limited

SHARES REPURCHASE AGREEMENT

relating to the repurchase of

100 ordinary shares in

CHINA STEM CELLS (SOUTH) COMPANY LIMITED

THIS SHARES REPURCHASE AGREEMENT is made on _____________________ 2012

BETWEEN:

(1)	CHINA STEM CELLS (SOUTH) COMPANY LIMITED (BVI Company Number: 1050378), a company incorporated in the BVI and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI (the "Company"); and

(2)	CORDLIFE (HONG KONG) LIMITED (Company Number: 720109), a company incorporated in Hong Kong and having its registered office at Unit G11-12 & 15, G/F., Biotech Centre 2 No. 11 Science Park West Avenue Hong Kong Science Park, Shatin New Territories, Hong Kong ("Cordife HK"),

(collectively, the "Parties" and each, a "Party").

WHEREAS:

(A)	The Company was incorporated in the BVI on 11 September 2006 and has, at the date hereof, an issued and paid-up capital of 1,000 Shares (as defined below).

(B)	As at the date of this Agreement, Cordlife HK is the legal and beneficial owner of 100 Shares, representing 10% of all the issued Shares in the Company.

(C)	The Company is desirous of repurchasing the Repurchased Shares (as defined below) from Cordlife HK on the terms and subject to the conditions contained in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context requires otherwise:

"Acquisition" means the proposed acquisition by Cordlife Singapore of the CO Shares in accordance with the Share Purchase Agreement;

"Acquisition Price" means a sum of US$20,844,942.75 as the consideration payable by Cordlife Singapore to CO for the Acquisition under the Share Purchase Agreement;

"Business Day" means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore and Hong Kong;

"BVI" means the British Virgin Islands;

"CO" means China Cord Blood Corporation, an exempted company with limited liability incorporated in the Cayman Islands and having its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands;

"CO Shares" means 7,314,015 ordinary shares of US$0.0001 par value per share in the capital of CO;

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"Completion" means completion of the repurchase of the Repurchased Shares pursuant to Clause 5;

"Completion Date" means the date falling on or before 30 Business Days after the date on which all the conditions set out in Clause 3.1 (other than those conditions precedent that by their terms cannot be fulfilled until Completion) have been fulfilled or waived or such other date as the Parties may mutually agree;

"Confidential Information" means any information which is proprietary and confidential to a Party including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its distributorship, franchise or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by either Party, any information concerning the organisation, business, finances, transactions or affairs of either Party, dealings of either Party, secret or confidential information which relates to a Party's business or any of its principals', clients' or customers' transactions or affairs, any Party's technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers' lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by either Party, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

"Consideration" shall have the meaning ascribed to it in Clause 4.1;

"Cordlife Singapore" means Cordlife Group Limited (Company Registration Number: 200102883E), a company incorporated in Singapore and having its registered office at 61 Science Park Road, #05-16/18, The Galen, Singapore 117525;

"Encumbrance" means any mortgage, debenture, lien, hypothecation, charge, pledge, title retention, security interest, option, pre-emptive or other similar right, restriction, third-party right or interest and any other encumbrance whatsoever;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Long Stop Date" means 90 Business Days after the date of this Agreement or such other date as the Parties may mutually agree in writing;

"Repurchased Shares" means the 100 Shares held by Cordlife HK;

"Share Purchase Agreement" means the agreement of even date and entered into between CO and Cordlife Singapore in relation to the proposed acquisition of the CO Shares by Cordlife Singapore;

"Shares" means the ordinary shares of par value US$1.00 per share in the capital of the Company; and

"US$" or "United States Dollars" means United States dollars, the lawful currency of the United States of America.

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1.2	In this Agreement, a reference to:

(i)	a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced;

(ii)	"this Agreement" includes all amendments, additions, and variations thereto agreed between the Parties;

(iii)	"person" shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(iv)	"month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month;

(v)	"written" and "in writing" include any means of visible reproduction;

(vi)	"Recitals" and "Clauses", are to the recitals and clauses of, this Agreement (unless the context otherwise requires); and

(vii)	documents in "agreed form" are documents in the form agreed by the Parties or on their behalf and initialled by them or on their behalf for identification.

1.3	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing a specific gender shall include the other genders (male, female or neuter).

1.4	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	REPURCHASE OF THE REPURCHASED SHARES

2.1	Subject to the terms and conditions of this Agreement, the Company shall repurchase, and Cordlife HK shall sell, the Repurchased Shares, free from all Encumbrances.

2.2	The Parties shall not be obliged to complete the sale and repurchase of any of the Repurchased Shares unless the sale and repurchase of all the Repurchased Shares, and the Acquisition are completed simultaneously.

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3.	CONDITIONS

3.1	Completion of the sale and repurchase of the Repurchased Shares is conditional upon the following conditions having been fulfilled or waived:

(a)	approval of the shareholders of Cordlife Singapore for all resolutions as may be necessary or incidental to approve, implement or effect the sale and repurchase of the Repurchased Shares (on and subject to the terms and conditions of this Agreement) and the Acquisition (on and subject to the terms and conditions of the Share Purchase Agreement) having been obtained on or prior to Long Stop Date and such approval remaining in full force and effect on the Completion Date and if such approval is subject to any conditions which are required to be fulfilled on or prior to the Completion Date, such conditions are so fulfilled;

(b)	approval of KKR China Healthcare Investment Limited having been obtained for the sale and repurchase of the Repurchased Shares (on and subject to the terms and conditions of this Agreement) on or prior to Long Stop Date and such approval remaining in full force and effect on the Completion Date and if such approval is subject to any conditions which are required to be fulfilled on or prior to the Completion Date, such conditions are so fulfilled;

(c)	Cordlife HK having received a legal opinion from Conyers Dill & Pearman, the Company's BVI legal counsel, in substantially the form attached hereto as Appendix I;

(d)	the Company being and remaining solvent (i.e. being able to pay its debts as they fall due and the value of the Company's assets exceeds its liabilities) on the Completion Date;

(e)	all the conditions precedent set forth in Section 3 of the Share Purchase Agreement (other than those conditions precedent that by their terms cannot be fulfilled until the closing of the Share Purchase Agreement) shall have been satisfied or waived in writing; and

(f)	CO having obtained a fairness opinion from its financial adviser in relation to the sale and repurchase of the Repurchased Shares under this Agreement.

3.2	Cordlife HK alone may waive the conditions in Clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d) and 3.1(e), and the Company alone may waive the condition in Clause 3.1(f). Unless specifically waived by the relevant Party in writing, if the conditions stated in Clause 3.1 shall not be fulfilled on or before the Long Stop Date, this Agreement shall ipso facto cease and determine and neither Party shall have any claim against the other for costs, damages, compensation or otherwise.

4.	CONSIDERATION FOR THE REPURCHASED SHARES

4.1	The consideration for the repurchase of the Repurchased Shares shall be the sum of US$16,841,358.73 (the "Consideration").

4.2	The Consideration shall be satisfied by the payment thereof, without deduction to Cordlife HK and/or its nominee(s) on Completion, in accordance with Clause 5.2(b)(ii).

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5.	COMPLETION

5.1	Subject to Clauses 2.2 and 3, Completion shall take place on the Completion Date at the Hong Kong offices of Shearman & Sterling, 12th Floor Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong (or at such other place as the Parties may agree) where all of the events described below shall occur.

5.2	On Completion:

(a)	Cordlife HK shall deliver to the Company:

(i)	the share certificate(s) in respect of the Repurchased Shares, together with an instrument of transfer in respect of the Repurchased Shares, duly executed by Cordlife HK in favour of the Company; and

(ii)	a letter duly signed by Yee Pinh Jeremy tendering his resignation as a director of the Company, to be effective on the Completion Date; and

(b)	the Company shall deliver:

(i)	to Cordlife HK certified true copies of the resolutions duly passed by the board of the directors of the Company approving the repurchase of the Repurchased Shares which shall contain a statement that the directors of the Company are satisfied, on reasonable grounds, that immediately after the repurchase of the Repurchased Shares, the value of the Company's assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; and

(ii)	payment of the Consideration to Cordlife HK and/or its nominee by telegraphic transfer of the amount payable to an account designated by Cordlife HK (and notified to the Company not later than three (3) Business Days prior to the Completion Date) or in such other manner as may be agreed between Cordlife HK and the Company in writing.

5.3	No Party shall be obliged to perform any of its obligations under Clause 5.2 unless the other Party performs its obligations under such Clause.

5.4	Without prejudice to any other remedies available, if in any respect the provisions of this Clause 5 are not complied with by either of the Parties on the Completion Date, the Party not in default may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5 (save for this Clause 5.4) shall apply to Completion as so deferred); or

(b)	effect Completion so far as practicable having regard to the defaults which have occurred (without prejudice to its rights hereunder); or

(c)	terminate this Agreement and neither Party shall have any claim against the other for costs, damages, compensation or otherwise.

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6.	WARRANTIES AND INDEMNITY

6.1	Cordlife HK hereby represents, warrants and undertakes to and with the Company (with the intent that the provisions of this Clause 6.1 shall continue to have full force and effect notwithstanding Completion) that:

(a)	none of the Repurchased Shares is subject to any charge, lien, Encumbrance or option and it has full right, legal capacity and authority to sell the Repurchased Shares registered in its name (as referred to in Recital (B)) as beneficial owner free from any such charge, lien or Encumbrance of any kind; and

(b)	it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:

(i)	result in a breach of its memorandum and articles of association (or equivalent constitutive documents) and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound.

6.2	The Company hereby represents, warrants and undertakes to and with Cordlife HK (with the intent that the provisions of this Clause 6.2 shall continue to have full force and effect notwithstanding Completion) that:

(a)	it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:

(i)	result in a breach of its memorandum and articles of association (or equivalent constitutive documents) and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound;

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(b)	no order has been made, petition presented or proceedings taken for its bankruptcy nor has it entered into any compromise or arrangement with its creditors, and there are no cases or proceedings under any applicable bankruptcy or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws would justify such cases or proceedings; and

(c)	it has sufficient financial resources to pay in full for the repurchase of the Repurchased Shares, and immediately after the repurchase of the Repurchased Shares, the value of its assets will exceed its liabilities and it will be able to pay its debts as they fall due.

6.3	If prior to Completion, any event shall occur which results or may result in any of the warranties by any Party in this Clause 6 being unfulfilled, untrue or incorrect at Completion, the relevant Party, upon becoming aware of the same, shall immediately notify the other Party in writing thereof prior to Completion and it shall make all such investigations and/or do all such acts concerning the event or matter which such other Party may require.

6.4	Cordlife HK irrevocably undertakes to keep the Company fully and effectively indemnified, to the maximum extent permitted under all applicable laws, against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs reasonably incurred) that the Company may incur or suffer in connection with or arising from any actual breach or inaccuracies of any of the warranties made or given by Cordlife HK in this Clause 6, provided that the aggregate liability of Cordlife HK under this Agreement shall not in any event exceed the Consideration.

6.5	The Company irrevocably undertakes to keep Cordlife HK fully and effectively indemnified, to the maximum extent permitted under all applicable laws, against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs reasonably incurred) that Cordlife HK may incur or suffer in connection with or arising from any actual breach or inaccuracies of any of the warranties made or given by the Company in this Clause 6, provided that the aggregate liability of the Company under this Agreement shall not in any event exceed the Consideration.

7.	CONFIDENTIALITY

7.1	Each of the Parties agrees that it:

(a)	shall not, without the prior written consent of the other Party, use or disclose to any person Confidential Information it has or acquires; and

(b)	shall make every effort to prevent the use or disclosure of Confidential Information.

7.2	The confidentiality obligation under Clause 7.1 shall not apply to:

(a)	any information which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of such Party or any of its advisers, agents, employees, officers or other representatives;

(b)	any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council);

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(c)	any information which is required to be disclosed pursuant to any legal process issued by any applicable court or tribunal; and

(d)	any information disclosed by either Party to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement.

8.	ANNOUNCEMENTS

8.1	Neither Party shall make or authorise the making of any announcement or other disclosure concerning the existence or subject matter of this Agreement unless the other Party shall have given its consent to such announcement or disclosure (such consent not to be unreasonably withheld or delayed).

8.2	Clause 8.1 shall not apply to:

(a)	any information which is required to be disclosed pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council); and

(b)	any information which is required to be disclosed pursuant to any legal process issued by any applicable court or tribunal.

8.3	Where any announcement or disclosure is made in reliance on the exceptions set out in Clause 8.2, the Party making the announcement or disclosure shall consult with the other Party in advance as to the form, content and timing of such announcement or disclosure.

9.	COSTS

9.1	The Company shall bear all stamp duty (if any) payable in connection with the repurchase of the Repurchased Shares from Cordlife HK.

9.2	Save as set out in Clause 9.1, each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement and all ancilliary documents and the sale and repurchase hereby agreed to be made.

10.	GENERAL

10.1	Completion shall not prejudice any rights of either Party which may have accrued hereunder prior to Completion.

10.2	Save as expressly provided herein, any right of termination conferred upon the Company or Cordlife HK shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

10.3	As both Parties have participated in the drafting of this Agreement, the Parties agree that any applicable rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

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11.	ILLEGALITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

12.	COMMUNICATIONS

Each and every communication under this Agreement shall be made by facsimile or otherwise in writing. Each communication or document to be delivered to either Party shall be sent to that Party at the facsimile number or address and marked for the attention of the person (if any), from time to time designated by that Party for the purpose of this Agreement. The initial addresses and facsimile numbers of the Parties are:

The Company	:	CHINA STEM CELLS (SOUTH) COMPANY LIMITED

Fax Number	:	+852 3605 8103

Address	:	48/F Bank of China Tower 1 Garden Road Central Hong Kong

Attention	:	Albert Chen

Cordlife HK	:	CORDLIFE (HONG KONG) LIMITED

Fax Number	:	+852 2511 8882

Address	:	Unit G11-12 & 15, G/F., Biotech Centre 2 No. 11 Science Park West Avenue Hong Kong Science Park Shatin New Territories Hong Kong

Attention	:	Jeremy Yee

A demand, notice or other communication made or given by one Party to another Party in accordance with this Clause 12 shall be effected and deemed to be duly served:

(a)	if it is delivered, when left at the address required by this Clause 12; or

(b)	if it is sent by prepaid post (air-mail, if international), two (2) Business Days after it is posted; or

(c)	if it sent by facsimile, on the day of despatch.

In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail or that the facsimile confirmation note indicates the transmission was successful.

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13.	FURTHER ASSURANCE

The Parties shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

14.	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement. Nothing in this Clause 14 shall however operate to limit or exclude liability for fraud.

15.	ASSIGNMENT

Neither Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Party.

16.	VARIATIONS

16.1	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression "variation" shall include any amendment, supplement, deletion or replacement however effected.

16.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

17.	REMEDIES AND WAIVERS

No failure on the part of either Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, and any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.	TIME OF ESSENCE

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

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19.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

Save for Cordlife Singapore, a person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

21.	GOVERNING LAW

21.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

21.2	The Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

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APPENDIX I

BVI LEGAL OPINION

[●], 2012

Matter No. TBA

Doc Ref: 1604627v1

852 2842 9530/ 852 2842 9549

Richard.Hall@conyersdill.com

Angie.Chu@conyersdilll.com

Cordlife (Hong Kong) Limited

Unit G 11-12 & 15

G/F., Biotech Centre 2

No. 11 Science Park West Avenue

Hong Kong Science Park

Shatin New Territories

Hong Kong

Dear Sirs,

Re: China Stem Cells (South) Company Limited (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a shares repurchase agreement in relation to the repurchase of 100 ordinary shares in the Company made between the Company and Cordlife (Hong Kong) Limited (the “Repurchase Agreement”).

For the purposes of giving this opinion, we have examined [a copy of] the executed Repurchase Agreement dated [●], 2012; which is herein sometimes referred to as the “Document” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the certificate of incorporation, the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs on [●], 2012, resolutions in writing signed by all the directors of the Company and dated [●], 2012 [/ minutes of a meeting of its directors held on [●], 2012] (the “Resolutions”), a certificate of good standing issued by the Registrar of Corporate Affairs and dated [●], 2012, a certificate issued by [●] in its capacity as registered agent to the Company and dated [●], 2012 (the “Registered Agent’s Certificate”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

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We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Document, other than the Company, to enter into and perform its respective obligations under the Document; (d) the due execution and delivery of the Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Document and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that the Company and its subsidiaries (if any) do not own an interest in any land in the British Virgin Islands; (h) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect, under the laws of Singapore (the “Foreign Laws”), of the Document which is expressed to be governed by such Foreign Laws in accordance with its terms; (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Document to the non-exclusive jurisdiction of the courts of Singapore (the “Foreign Courts”); (k) that on the date of entering into the Document the Company is, and after entering into the Document the Company is and will be able to, pay its liabilities as they become due; (l) that the contents of the Registered Agent’s Certificate are true and correct as of the date thereof and as of the date hereof.

Pursuant to section 50F of the Financial Services Commission Act, 2001 (British Virgin Islands), an agreement that is made by a person in the course of carrying on unauthorised financial services business (being the carrying on of financial services business without having the appropriate licence) is unenforceable against the other party or parties to the agreement. For the purposes of this opinion, we have assumed that the parties to the Document, other than the Company, have not entered into the Document in the course of carrying on unauthorised financial services business. We confirm that the mere entry into or enforcement of the Document by the parties to the Document, other than the Company, does not constitute the carrying on of unauthorised financial services business under the laws of the British Virgin Islands.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Document. In particular, the obligations of the Company under the Document (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; and (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

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We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	The Company has the necessary corporate power and authority to enter into, deliver and perform its obligations under the Document. The execution and delivery of the Document by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or articles of association of the Company nor any applicable law, regulation, order or decree in the British Virgin Islands.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Document. The Document has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery and performance by the Company of its obligations and enforcement of the Document against the Company.

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5.	It is not necessary or desirable to ensure the enforceability, legality, validity, enforceability or admissibility in evidence (other than court filings in the normal course of proceedings) in the British Virgin Islands of the Document that it be notarized or registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands unless the Document creates a charge over the assets of the Company, in which case the provisions set out below apply. Under British Virgin Islands law, “charge” means any form of security interest, whether fixed or floating, over property, wherever situated, other than an interest arising by operation of law. As the Document is governed by the Foreign Laws, the question of whether it would constitute a charge would be determined under the Foreign Laws.

The Company is required to keep a register of all charges (“relevant charges”). To the extent that it is determined under the Foreign Laws that the Document creates a relevant charge, particulars of the charge must be entered in the register and a copy of the register must be kept at the registered office of the Company or at the office of its registered agent. Where the Document creates a relevant charge, it may be desirable to ensure the priority in the British Virgin Islands of the charge that the particulars of the charge be registered at the office of the Registrar of Corporate Affairs pursuant to Section 163(1) of the BVI Business Companies Act, 2004. On registration, such charge will have priority in the British Virgin Islands over a charge on the property that is subsequently registered in accordance with section 163 and a charge on the property that is not registered in accordance with that section, provided that a registered floating charge is postponed to a subsequently registered fixed charge unless the floating charge contains a prohibition or restriction on the power of the Company to create any future charge ranking in priority to or equally with the charge. A registration fee of $100.00 will be payable in respect of the registration.

6.	The Document will not be subject to stamp duty in the British Virgin Islands and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in the British Virgin Islands in connection with the execution, delivery, filing, registration or performance of the Document other than as stated in paragraph 5 hereof.

7.	The choice of the Foreign Laws as the governing law of the Document is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands. The submission in the Document to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

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8.	The courts of the British Virgin Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Document under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands.

9.	There is no income or other tax of the British Virgin Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Document.

10.	There is no exchange control legislation under British Virgin Islands law and accordingly there are no exchange control regulations imposed under British Virgin Islands law.

11.	The Company is not entitled to any immunity under the laws of the British Virgin Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Document in respect of itself or its property.

Yours faithfully,

Conyers Dill & Pearman

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IN WITNESS WHEREOF the Parties have hereunto set their hands.

CORDLIFE HK

SIGNED by	)
)
for and on behalf of	)	/s/ Yee Pinh Jeremy
CORDLIFE (HONG KONG) LIMITED	)
in the presence of:	)

/s/ Simon Lee
Name: Simon Lee
Passport No: [REDACTED]
Address: [REDACTED]

THE COMPANY

SIGNED by	)
)
for and on behalf of	)	/s/ Albert Chen
CHINA STEM CELLS (SOUTH) COMPANY LIMITED	)
in the presence of:	)

/s/ Sabrina Khan
Name: Sabrina Khan
Hong Kong ID: [REDACTED]
Address: [REDACTED]